                                                                   EXHIBIT 10.19

[*] --Certain information omitted and filed separately with the Commission pursuant to a confidential treatment request under Commission Rule 24b-2.


                              CONSULTING AGREEMENT


         THIS CONSULTING AGREEMENT (the "Agreement") is made as of the 1st day of January, 2000 by and between Quintiles Transnational Corp., a North Carolina corporation (the "Company") and A. M. Pappas & Associates, LLC, a North Carolina limited liability company ("AMP&A").

                              W I T N E S S E T H:

                  WHEREAS, the Company is engaged in the international contract healthcare services business (the "Business"); and

                  WHEREAS, AMP&A has experience beneficial to the Company's Business and has access to a network of business associates and consultants ("Associates") with experience beneficial to the Company's Business; and

                  WHEREAS, the Company desires to engage AMP&A to provide certain consulting services to the Company on the terms and conditions set forth herein; and

                  WHEREAS, AMP&A desires to provide consulting services to the Company as an independent contractor and is willing to do so on the terms and conditions set forth herein;

                  NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Company and AMP&A agree as follows:


                                    ARTICLE I

                               CONSULTING SERVICES

         Section 1.01 Engagement. On the terms and subject to the conditions hereinafter set forth, the Company hereby engages AMP&A to perform consulting services with respect to the operational, strategic and organizational development aspects of the Company's Business and on such basis AMP&A hereby agrees to provide advice and consultation to the Company as set forth on Schedule A hereto. Notwithstanding any provision in this Agreement to the contrary, neither AMP&A nor Arthur M. Pappas makes any commitment herein to invest in or provide financing to the Company. AMP&A is not an investment company or a broker dealer, and shall not engage hereunder in effecting or attempting to effect purchases or sales of the Company's securities.

         Section 1.02 Status of AMP&A. The Parties hereby acknowledge and agree that AMP&A will be an independent contractor to the Company and shall have the responsibility to provide all necessary employees, agents or consultants to properly perform its obligations hereunder.



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                  (a) AMP&A understands that it is responsible to pay its own income tax in accordance with United States law as well as all applicable state and local taxes. AMP&A further understands that it may be liable for Social Security ("FICA") tax, to be paid in accordance with all applicable laws with respect to its own employees.

                  (b) The Company will not be required to withhold state and Federal income taxes, or to make payments for FICA, unemployment insurance or any other payroll taxes, with regard to any employees, agents or consultants of AMP&A.

                  (c) Consistent with its duties and obligations under this Agreement, AMP&A shall at all times maintain sole and exclusive control and discretion over its business, operations, employees, agents, and consultants and the manner of performance of the services required to be rendered by AMP&A hereunder, including with respect to staffing and resource allocation. All decisions regarding whether or what assistance AMP&A will enlist in performing services pursuant to this Agreement will be entirely within the discretion of AMP&A, which will be free to employ or engage any person, firm, corporation or other entity to assist AMP&A in performing services pursuant to this Agreement, subject only to the requirements of Section 3.01 hereof regarding the disclosure of confidential information, and to the requirements of Section 2.01(c) regarding the services of AMP&A employees.

                  (d) The Company shall not be responsible for and shall not obtain worker's compensation, disability benefits insurance, unemployment or employment security insurance coverage for any person whom AMP&A shall employ or engage to assist AMP&A in performing services pursuant to this Agreement. To the extent that any such insurance coverage, or any other type of insurance coverage, is or shall become required by law, it will be obtained by AMP&A at its own expense.

                  (e) AMP&A is not eligible for, nor entitled to, and shall not participate in, any of the Company's pension, health or other fringe benefit plans, if any such plans exist, such participation in these fringe benefit plans being limited solely to the Company's employees.

                  (f) At no time will either party hold itself out to be the employer, employee, lessee, sublessee, partner or joint venturer of the other party. Neither party hereto shall have the express or implied right or authority to assume or create any obligation on behalf of or in the name of the other party, or to bind the other party in regard to any contract, agreement or undertaking with any third party, unless otherwise agreed in a writing signed by both parties.

                  (g) AMP&A and its agents, employees and contractors retain the right to perform work for others during the term of this Agreement, including work of the same kind as contemplated hereunder, pursuant to Section 3.03 hereof.

         Section 1.03. Information about the Company. The Company shall cooperate with AMP&A and provide to AMP&A all such materials and information regarding the Company and its business and financial condition as AMP&A may request from time to time during and in connection with AMP&A's engagement hereunder. The Company acknowledges that AMP&A will rely primarily upon information so provided, without any independent investigation, and that AMP&A does not assume any responsibility for the accuracy or completeness thereof.

         Section 1.04. Attendance at Meetings. At the Company's request, AMP&A shall use its reasonable best efforts to cause Arthur M. Pappas, President of AMP&A, or another employee



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or consultant acceptable to the Company to attend the Company's Board of
Directors meetings and other meetings and conferences.

                                   ARTICLE II

                        COMPENSATION AND INDEMNIFICATION

         Section 2.01   Consulting Fee.

                  (a) The Company shall pay AMP&A for the direct services of its President, Arthur M. Pappas, ************ for each day of consulting work in the United States (each, a "USA Work Day") and ************* for each day of consulting work in markets other than the United States (each, an "International Work Day"); provided, however, that (i) the minimum aggregate consulting fee (exclusive of expenses) payable by the Company to AMP&A per Contract Year shall be Two Hundred Thousand Dollars ($200,000); and (ii) AMP&A shall not invoice the Company for (or be required to render services of Arthur M. Pappas in respect of) such fees in excess of $220,000 during any Contract Year without the prior approval of the person designated by the Company to receive notices under
Section 4.03 of this Agreement (or by any other person so designated by the Company). Collectively, USA Work Days and International Work Days shall be referred to herein as "Work Days". Each USA Work Day shall consist of eight (8) accumulated hours of consulting time and each International Work Day shall consist of ten (10) accumulated hours of consulting time, which shall include travel on behalf of or at the request of the Company. As used in this Agreement, the term "Contract Year" shall mean any twelve (12) month period beginning on the date of this Agreement or on any anniversary thereof. The Company and AMP&A shall review and renegotiate in good faith on a semi-annual basis the consulting fees set forth above in this Section 2.01(a).

                  (b) At the Company's reasonable request, as evidenced by the prior approval of the person designated by the Company to receive notices under
Section 4.03 of this Agreement (or by any other person so designated by the Company), AMP&A will provide the services of other AMP&A employees and associates (in addition to Arthur M. Pappas) and the Company shall pay AMP&A for such services at AMP&A's normal and customary billing rates. Payment for services provided by AMP&A employees and associates other than Arthur M. Pappas shall not apply toward the minimum aggregate consulting fee set forth in Section 2.01(a), nor shall such services be subject to the maximum aggregate consulting fee that can be billed without the Company's prior consent.

                  (c) The Company upon receipt of an invoice shall pay AMP&A SIXTEEN THOUSAND SIX HUNDRED SIXTY-SIX DOLLARS ($16,666.00) per month, payable in advance on the first day of each month (the "Retainer Fee"). Promptly following the end of each month, AMP&A shall provide the Company with a statement showing the total fee for services rendered during such month. Such fees shall be calculated in accordance with the consulting rates specified in this Section 2.01. In the event that the fee based upon services rendered exceeds the Retainer Fee, the Company shall pay AMP&A the difference within fifteen (15) days of receipt of invoice. In the event that the aggregate Retainer Fee for a calendar quarter exceeds the total fees invoiced based upon services rendered during such period, AMP&A shall (i) credit the difference to the Company in the form of services that AMP&A shall perform without further charge during the succeeding six month period or (ii) in the event of termination of this Agreement for any reason, AMP&A shall promptly refund the difference to the Company.



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                  (d) In the event of termination of this Agreement for any
reason, AMP&A shall render a final invoice, due and payable promptly following receipt by the Company, for all services performed by AMP&A prior to termination and for all expenses incurred or committed to by AMP&A prior to termination.

                  (e) Except as otherwise provided, the Company shall pay all compensation to AMP&A pursuant to this Agreement in United States dollars.

         Section 2.02 Expenses. The Company shall reimburse AMP&A within fifteen
(15) days of receipt of AMP&A's invoice for all reasonable out-of-pocket and administrative expenses incurred by AMP&A in performing services pursuant to this Agreement, including, without limitation, travel, food, lodging, telephone and telecopier expenses, as well as the fees and expenses of any third party consultants engaged by AMP&A in connection with rendering services hereunder.

         Section 2.03 Limited Liability. With regard to the services to be performed by AMP&A (which term shall include its affiliates and its and their respective officers, directors, employees, agents and consultants in this
Section 2.03) pursuant to the terms of this Agreement, AMP&A shall not be liable in any manner whatsoever under this Agreement or otherwise to the Company, or to anyone who may claim any right due to AMP&A's relationship with the Company, except for damages determined in a final judgment by a court of competent jurisdiction to have resulted from actions taken or omitted due to AMP&A's willful misconduct, gross negligence or knowing violation of law. Notwithstanding the foregoing, AMP&A shall not have any liability for any special, incidental or consequential damages, including without limitation damages for any loss of opportunity, revenue or profit, for or in connection with the engagement contemplated hereby or the existence, furnishing, functioning, use or application of any information, data, documentation, work product, conclusion, recommendation or report provided pursuant to this Agreement, regardless of whether AMP&A shall have been advised or should have known of the possibility of such damages. **************** The parties agree that this limitation of liability shall apply to services performed by AMP&A hereunder, and not to provisions of this Agreement generally, including, without limitation, observance of Section 3.01 below.

         Section 2.04      Indemnification.

                  (a) The Company shall indemnify and hold AMP&A (which term shall include its affiliates and its and their employees, agents and consultants in this Section 2.04) free and harmless to the full extent permitted by law or in equity, for and from any and all losses, obligations, liabilities, damages, costs, expenses, claims, actions, judgments, attorneys' fees and attachments, joint or several, arising from or in connection with third-party claims under this Agreement or any third-party claim, matter or transaction occurring prior to the date hereof related to AMP&A's services hereunder, except to the extent the same shall be determined in a final judgment by a court of competent jurisdiction to have resulted from actions taken or omitted due to AMP&A's willful misconduct, gross negligence or knowing violation of law.

                  (b) Subject to Section 2.03, AMP&A shall indemnify and hold the Company (which term shall include its affiliates and its and their employees, agents and consultants in this Section 2.04) free and harmless to the full extent permitted by law or in equity, for and from any and all losses, obligations, liabilities, damages, costs, expenses, claims, actions,



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judgments, attorneys' fees and attachments, joint or several, arising from or in connection with third-party claims under this Agreement or any third-party claim, matter or transaction occurring prior to the date hereof related to AMP&A's services hereunder, but only to the extent the same shall be determined in a final judgment by a court of competent jurisdiction to have resulted from actions taken or omitted due to AMP&A's willful misconduct, gross negligence or knowing violation of law.

                  (c) At its option, the Company shall defend AMP&A against any such claim or action or obtain separate counsel for AMP&A. If AMP&A is provided separate counsel, the fees and expenses of such counsel shall be indemnified expenses hereunder. The Company further agrees that it will not, without the prior written consent of AMP&A, settle, compromise, or consent to entry of judgment in respect of any matter for which AMP&A may seek indemnification hereunder unless AMP&A is the beneficiary of a general release from any and all liability in connection therewith.

                  (d) At its option, AMP&A shall defend the Company against any such claim or action or obtain separate counsel for the Company. If the Company is provided separate counsel, the fees and expenses of such counsel shall be indemnified expenses hereunder. AMP&A further agrees that it will not, without the prior written consent of the Company, settle, compromise, or consent to entry of judgment in respect of any matter for which the Company may seek indemnification hereunder unless the Company is the beneficiary of a general release from any and all liability in connection therewith.

         Section 2.05 Certain Acts. The parties understand and agree that the limitations on liability contained in Section 2.03 and the Company's indemnification contained in Section 2.04(a), as well as the limitation of AMP&A's indemnification in Section 2.04(b), shall not apply to acts arising from AMP&A's violation of Section 3.01 hereof or to any AMP&A employee's violation of duties of a director of the Company.

         Section 2.06 Force Majeure. AMP&A shall not be liable to the Company nor be deemed to have defaulted under or breached this Agreement for any failures, errors, delays or other conditions or consequences arising from or caused by events beyond AMP&A's control, including, without limitation, sabotage, failures or delays in transportation, equipment or communication, labor disputes, accidents or acts of nature.


                                   ARTICLE III

                      DISCLOSURE AND BUSINESS OPPORTUNITIES

         Section 3.01      Disclosure of Confidential Information.

                  (a) In the course of AMP&A's engagement hereunder, AMP&A may have access to confidential information and trade secrets relating to the Company's business. During the term of this Agreement and thereafter for a period of five (5) years, AMP&A shall not directly or indirectly disclose to any third person any such confidential information or trade secrets without the Company's prior consent, except as required by law or in the course of AMP&A's engagement hereunder.

                  (b) The following information shall not be considered confidential or secret:



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                           (i) Information which is already or hereafter becomes
                  generally available to the public, except as a result of the breach of AMP&A's duty of confidentiality hereunder.

                           (ii) Information which AMP&A received from a third
                  party which had the right to possess and to disclose the information.

                           (iii) The existence of this Agreement and the
                  consulting relationship between AMP&A and the Company.

         Section 3.02 Disclosure of Consulting Relationship. AMP&A shall have the right to disclose the existence of this consulting relationship with the Company pursuant to this Agreement; provided, however, that AMP&A shall not disclose any confidential information or trade secrets of the Company covered by
Section 3.01 hereof, and that any disclosures to the media shall be made only with the consent of the Company.

         Section 3.03 Other Business Opportunities. Neither this Agreement nor any policy of the Company shall prevent or restrict AMP&A from engaging in any other business activities for its own account or on behalf of others including, without limitation, business activities of the type conducted by the Company, or from investing in or performing any consultation services for any other individual or entity including, without limitation, investing in or performing the type of consultation provided under or contemplated by this Agreement for any individual or entity engaged in business activities of the type conducted by the Company. AMP&A shall inform the Company of all other individuals and entities engaged in business activities of the type conducted by the Company for whom AMP&A provides or intends to provide consultation services, or with whom AMP&A holds a directorate. The Company acknowledges and agrees that (a) AMP&A may obtain information about other companies and persons in the course of AMP&A's activities therewith; (b) except with such companies' or persons' consent, AMP&A will not make such information available to the Company, nor will AMP&A make any such information about the Company available to such companies or persons except as permitted by this Agreement; and (c) the Company shall not assert any claim or defense against AMP&A for AMP&A's failure to furnish any such information to the Company or by reason of AMP&A's activities with such other companies and persons.


                                   ARTICLE IV

                                  MISCELLANEOUS

         Section 4.01 Termination. This Agreement shall remain in effect for one
(1) year from the date hereof, provided, however, that either party may terminate this Agreement upon two (2) weeks' written notice to the other if the parties are unable to renegotiate AMP&A's consulting fee rates to the parties' mutual good faith satisfaction pursuant to Section 2.01(a) above. AMP&A shall render a final invoice upon termination as provided in Section 2.01 above.

         Section 4.02 Severability. If any provision or portion of this Agreement is judicially or administratively interpreted or construed as being in violation of controlling law in any jurisdiction, such provision or portion shall be inoperative in such jurisdiction and the remainder



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of this Agreement shall remain binding upon the parties hereto in such jurisdiction with the Agreement as a whole unaffected elsewhere.

         Section 4.03 Notices and Other Communications. Every notice required under or contemplated by this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or one (1) day after deposit with any nationally recognized overnight carrier or three (3) days after deposit with the U.S. Post Office by registered or certified mail, postage prepaid and addressed to the party to be notified as follows:

                  To AMP&A:          A. M. Pappas & Associates, LLC
                                     Chapel Hill-Nelson Hwy.
                                     Beta Building, Suite 420
                                     Durham, NC  27713
                                     Attn.: Mr. Arthur M. Pappas

                  To the Company:    Quintiles Transnational Corp.
                                     4709 Creekstone Drive
                                     Riverbirch Building, Suite 300
                                     Morrisville, NC 27560
                                     Attn: John S. Russell
                                     Senior Vice President and General Counsel

or at such other address as the intended recipient previously shall have designated by written notice to the other party in like manner. It is the responsibility of the party giving notice to obtain a receipt for delivery of the notice, if that party considers such a receipt advisable.

         Section 4.04 Counterparts. This Agreement may be executed in any number of counterparts and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute one and the same instrument.

         Section 4.05 Law to Govern. The validity, construction and enforceability of this Agreement shall be governed in all respects by the law of the State of North Carolina without regard to its conflicts of laws rules and the parties hereby irrevocably consent to the non-exclusive jurisdiction and venue of the State and Federal courts located within North Carolina.

         Section 4.06 Written Agreement to Govern. This Agreement sets forth the entire understanding and supersedes all prior and contemporaneous agreements between the parties relating to the subject matter contained herein and merges all prior and contemporaneous discussions between them, and no party shall be bound by any definition, condition, representation, warranty, covenant or provision other than as expressly stated in or contemplated by this Agreement or as subsequently shall be set forth in writing and executed by a duly authorized representative of the party to be bound thereby.

         Section 4.07 Assignability. Neither this Agreement nor any right or obligation hereunder is assignable in whole or in part, whether by operation of law or otherwise, by either party hereto without the express written consent of the other party and any such attempted assignment shall be void and unenforceable. Notwithstanding the above, AMP&A may assign all of its rights hereunder to or cause services required of AMP&A hereunder to be performed by any entity or association owned or controlled by AMP&A without the Company's prior written



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consent. This Agreement and the rights and obligations hereunder shall be binding upon, and shall inure to the benefit of any proper successor or assignee.

         Section 4.08 No Waiver of Rights. All waivers hereunder must be made in writing, and failure of any party at any time to require another party's performance of any obligation under this Agreement shall not affect the right subsequently to require performance of that obligation. Any waiver of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision or a waiver or modification of the provision.

         Section 4.09 Attorneys' Fees. If any obligation to compensate AMP&A arising out of this Agreement shall not be paid when due and AMP&A shall engage an attorney to collect that indebtedness, the Company shall be liable to pay to the AMP&A reasonable attorneys' fees as well as all other costs and expenses incurred with respect to the collection of that indebtedness.

         Section 4.10 Subject Headings. The subject headings of the Articles and Sections of this Agreement are included for the purposes of convenience only, and shall not affect the construction or interpretation of any of the provisions of this Agreement.

         Section 4.11. Survival. Notwithstanding any provision in this Agreement to the contrary, the provisions of Sections 2.01 (Consulting Fee) and 2.02 (Expenses) (but only as to amounts owing and accrued), 2.03 (Limited Liability),
2.04 (Indemnification), 3.01 (Disclosure of Confidential Information), 3.03 (Other Business Opportunities) and 4.12 (Non-Solicitation) hereof shall survive any termination of this Agreement and AMP&A's engagement hereunder.

         Section 4.12. Non-Solicitation. During the term of this Agreement and for six (6) months after the termination hereof, the Company shall not, without the payment to AMP&A of a separation fee in an amount equal to fifty percent (50%) of such person's total compensation package being offered, but not less than $1,000,000, directly or indirectly employ or otherwise engage any officer, director, employee or agent of AMP&A or any of its affiliates.

         Section 4.13. Dispute Resolution. Each party shall use its respective best, good faith efforts to resolve amicably any dispute arising out of or in any way relating to this Agreement or AMP&A's engagement by the Company. The parties shall submit any such dispute not so resolved and concerning the determination of AMP&A's fees hereunder to the accounting firm of Arthur Andersen (or any other "Big Five" accounting firm upon which the parties shall agree) for resolution, and such firm's determination shall be final and binding upon the parties. The parties shall submit any other such dispute not so resolved to mediation and, if necessary, binding arbitration administered in Raleigh, North Carolina by the American Arbitration Association in accordance with its then-current commercial rules. Subject to Section 4.05 above, any court of competent jurisdiction may enter judgment upon any accounting determination or arbitration award so made.


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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the date first written above.


                                 COMPANY:

                                 QUINTILES TRANSNATIONAL CORP.



                                 By: /s/ John Russell
                                     ------------------------------------------
                                 Name: John Russell
                                       ----------------------------------------
                                 Title: Senior Vice President & General Counsel
                                        ---------------------------------------

                                 A. M. PAPPAS & ASSOCIATES, LLC



                                 By: /s/ Ford S. Worthy
                                     ------------------------------------------
                                         Ford S. Worthy
                                         Vice President


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                                    SCHEDULE
                                        A

SERVICES REQUESTED:

1. Assist in obtaining strategic referrals and developing Quintiles' core business;

2. Assist in the development of Quintiles' business activities in the Asia Pacific region and in other areas of the world as requested by the Company.

3. Assist in the development of the emerging biotechnology company strategy.

4. Assist in the general areas of operational, strategic and organizational development and provide support as needed for acquisitions, recruitment, etc.



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